Exhibit 23.1






            Consent of Independent Registered Public Accounting Firm


The Board of Directors

TMS, Inc.:

We consent to incorporation by reference in the registration statement (no. 333-65604) on Form S-8 of TMS, Inc. of our report dated November 8, 2004 relating to the balance sheets of TMS, Inc. as of August 31, 2004 and 2003 and the related statements of operations, shareholders' equity, and cash flows for the years then ended, and the related financial statement schedule, which report appears in the August 31, 2004 Annual Report on Form 10-KSB of TMS, Inc.



KPMG LLP

Oklahoma City, Oklahoma
November 10, 2004